Exhibit 10.6

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA 02142

October 18, 2006

Ms. Lita Nelsen, Director

Technology Licensing Office

Massachusetts Institute of Technology

77 Massachusetts Avenue

Cambridge, MA  02139-4307

Re:          Amended and Restated Exclusive Patent License

Agreement/M.I.T. License Agreement #4908236

Dear Lita:

This letter is in reference to the Amended and Restated Exclusive Patent License Agreement by and between Massachusetts Institute of Technology (“MIT”) and Momenta Pharmaceuticals, Inc. (“Momenta”) dated as of November 1, 2002 and as amended by a First Amendment dated November 1, 2002, letter agreements dated September 12, 2003 and October 22, 2003, a Second Amendment dated November 19, 2003, a Third Amendment dated April 2, 2004, a Fourth Amendment dated July 17, 2004, a Fifth Amendment dated August 5, 2006 and a letter Agreement dated August 10, 2006 (collectively, the “MIT-Momenta Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the MIT-Momenta Agreement.

As you know, Momenta has entered into a Memorandum of Understanding (“MOU”) with Sandoz AG (“Sandoz”) dated July 25, 2006 relating to the development and commercialization of four follow-on and/or complex generic products for sale in specified regions of the world (each, a “Program”).  For reference, these programs are: 1) injectable versions of enoxaparin (“ENX”) for the European Union (the “ENX Program”); 2) X; 3) Y; and 4) Z.

In connection with the MOU, on September 6, 2006, Novartis Pharma AG, an affiliate of Sandoz (“Novartis”), made an investment in Momenta, purchasing $75,000,000 of the common stock of Momenta at a premium to market.  Under the MIT-Momenta Agreement, MIT is entitled to [**]% of CORPORATE PARTNER INCOME and/or SUBLICENSE INCOME which is received by Momenta in respect of sublicenses of the LICENSED PROCESSES.  Both CORPORATE PARTNER INCOME and SUBLICENSE INCOME include premiums received by Momenta on sales of its equity.

As we have discussed, while we anticipate using the LICENSED PROCESSES for a regulatory or commercial release specification purpose in connection with the ENX Program, it is not yet clear whether the LICENSED PROCESSES will have any relevance for the three other Programs.  Since the premium paid by Novartis is in respect of all four Programs, MIT and Momenta have agreed that the appropriate payment to MIT at this point in time is one-fourth of [**]% of the premium.  Such amount comes to $[**] (one-fourth of $[**], which is [**]% of the premium of $[**]).

Notwithstanding the foregoing, should the LICENSED PROCESSES be used for a regulatory, commercial release specification or any other commercial (that is, excluding basic research and development) purpose in connection with any of the other three Programs, Momenta shall pay to MIT an additional $[**] for each such Program up to a maximum of $[**].  On July 1 and January 1 of each year, commencing with July 1, 2007, Momenta will update MIT on its assessment regarding whether the LICENSED PROCESSES will have any relevance to the remaining Programs.

If the foregoing accurately sets forth our agreement, please indicate so by countersigning this letter in the space provided below.

Sincerely yours,

MOMENTA PHARMACEUTICALS, INC.

By:	/s/Richard P. Shea
Richard P. Shea

AGREED:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/Lita Nelson
Lita L. Nelson, Director
Technology Licensing Office